                                SCHEDULE 14A

                               (Rule 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement       [ ] Confidential, For Use of the
[X]  Definitive Proxy Statement              Commission Only (as permitted
[ ]  Definitive Additional Materials         by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
       ss.240.14a-11(c) or ss.240.14a-12


                              HARTMARX CORPORATION
                (Name of Registrant as Specified In Its Charter)


    ........................................................................
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)     Title of each class of securities to which transaction applies:.....


     2)     Aggregate number of securities to which transaction applies:........


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):......

     4)     Proposed maximum aggregate value of transaction:....................


     5)     Total fee paid:....................................................


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)     Amount previously paid:
    2)     Form, Schedule or Registration Statement No.:
    3)     Filing Party:
    4)     Date Filed:

[LOGO] HARTMARX
       CONSUMER APPAREL PRODUCTS



                               -----------------

                                    NOTICE
                                      of
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 11, 2002

To the Stockholders of HARTMARX CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Company") will be held at the 410 Club & Conference Center, 410 North Michigan Avenue, Chicago, Illinois, on Thursday, April 11, 2002, at 11:00 A.M., local time, for the following purposes:

      (1) To elect Directors of the Company.
      (2) To consider ratifying the appointment of independent auditors.
      (3) To consider two proposals submitted by certain stockholders of the Company, if such proposals are properly presented at the meeting.
      (4) To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed February 14, 2002 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

   In order that the shares of the Company may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o EquiServe Trust Company, N.A., P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

   A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between April 1, 2002 and April 10, 2002, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Company, 101 North Wacker Drive, Chicago, Illinois 60606.

   A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 2001 are enclosed herewith.

                                          By Order of the Board of Directors
                                          /s/ TARAS R. PROCZKO
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
February 26, 2002

[LOGO] HARTMARX
       CONSUMER APPAREL PRODUCTS



                               -----------------

                                PROXY STATEMENT
                                      for
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 11, 2002

   The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Company") is the only security entitled to vote at the meeting. On February 14, 2002, the record date for determining the stockholders entitled to vote at the meeting, the Company had 32,448,663 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 4,305 stockholders of record. All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Company's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Company's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

   The enclosed Proxy is solicited by the Company's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Company. The approximate mailing date for this material is February 26, 2002. The Company will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

   Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS


   Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the nine nominees named below as directors of the Company. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

   The information shown below includes the principal business affiliations of each nominee for the past five years.

[PHOTO] SAMAUAL A.T. BAKHSH SAMAUAL A.T. BAKHSH, 33--Director since 1995
                            Mr. Bakhsh is a director of the Traco Group of Companies, a privately held investment company. He also serves as a director of several other privately held corporations.
[PHOTO] JEFFREY A. COLE     JEFFREY A. COLE, 60--Director since 1990
                            Mr. Cole is chairman, chief executive officer and a director of Cole National
                            Corporation, a specialty retailer. He is also a director of Pearle Europe B.V.
[PHOTO] RAYMOND F. FARLEY   RAYMOND F. FARLEY, 77--Director since 1981
                            Mr. Farley is retired as president and chief executive officer of S. C. Johnson &
                            Son, Inc. (SC Johnson Wax). He is also a director of Cantilever Technologies,
                            LLC and director emeritus of Snap-On Incorporated.
[PHOTO] ELBERT O. HAND      ELBERT O. HAND, 62--Director since 1984
                            Mr. Hand has been chairman and chief executive officer of HARTMARX
                            CORPORATION since 1992. He is also a director of Austin Reed PLC, London,
                            England.

[PHOTO] DONALD P. JACOBS DONALD P. JACOBS, 74--Director since 1980
                         Mr. Jacobs is Dean Emeritus of the J. L. Kellogg Graduate School of
                         Management and Gaylord Freeman Distinguished Professor of Finance at
                         Northwestern University. He is also a director of CDW Computer Centers, Inc.
                         (Computer Discount Warehouse), ProLogis Trust and Terex Corporation.

[PHOTO] CHARLES MARSHALL  CHARLES MARSHALL, 72--Director since 1980
                          Mr. Marshall is retired as vice chairman of the board and a director of American
                          Telephone and Telegraph Company, a communications company. Until 1999, he was a director of Ceridian Corporation, GATX Corporation, Sonat, Inc. and
                          Sunstrand Corp.
[PHOTO] HOMI B. PATEL     HOMI B. PATEL, 52--Director since 1994
                          Mr. Patel has been president and chief operating officer of HARTMARX
                          CORPORATION since 1993. He is also a director of the Amalgamated Life
                          Insurance Co.
[PHOTO] MICHAEL B. ROHLFS MICHAEL B. ROHLFS, 50--Director since 1995
                          Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company.
[PHOTO] STUART L. SCOTT   STUART L. SCOTT, 63--Director since 1993
                          Mr. Scott is chairman of Jones Lang LaSalle Incorporated, an international real estate services firm, and chairman of LaSalle Hotel Properties, a real estate investment trust. From 1992 to 2001 he was chairman and chief executive officer of LaSalle Partners Incorporated and its successor entities.

Board of Director and Committee Meetings

   The Board held seven meetings in fiscal 2001, one of which was the annual meeting. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for Mr. Bakhsh who attended four of the eight Board and committee meetings on which he served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

   The Audit and Finance Committee presently consists of Mr. Rohlfs, chairman, Mr. Cole, Mr. Jacobs and Mr. Marshall. It met twice in fiscal 2001, and also reviewed with management and the independent auditors the Company's quarterly and annual reports prior to their filing with the Securities and Exchange Commission ("SEC"). This committee maintains communications between the directors and independent auditors and assists the Board in its oversight responsibilities relating to the corporate accounting, integrity of financial controls and reporting practices. Please refer to the "Report of the Audit And Finance Committee", below. In addition, this committee oversees the Company's investment policies and methods of financing corporate operations and employee benefits plans.

   The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Marshall and Mr. Scott. It met three times in fiscal 2001, once by telephone. It exercises the full powers of the Board with respect to compensation paid to executives of the Company and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments. Please refer to the "Report of the Compensation and Stock Option Committee" which begins on page 10 below.

   The Nominating and Governance Committee consists of Mr. Scott, chairman, Mr. Bakhsh, Mr. Jacobs and Ms. Strubel. Its function is to review and make recommendations to the entire Board concerning the qualification and selection of candidates for the Board, and to advise and make recommendations on directorship and corporate governance practices. This committee met once in fiscal 2001. Stockholders wishing to suggest qualified candidates for this committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

   The responsibilities of the audit committee functions of the Audit and Finance Committee (the "Audit Committee") are set forth in the Audit and Finance Committee of the Board of Directors "Charter of Scope of Responsibilities, Structure and Processes for Audit Committee Functions", adopted by the Board of Directors. Those responsibilities include providing oversight of the Company's financial reporting process through periodic meetings with the Company's management, independent auditors and internal auditors to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, the Company's internal audit staff and the Company's independent auditors.

   The Audit Committee consists of the following members of the Company's Board of Directors: Michael B. Rohlfs, Chairman, Jeffrey A. Cole, Donald P. Jacobs and Charles Marshall. Each of the members is independent as defined under the New York Stock Exchange rules.

   The Audit Committee reviewed and discussed with senior management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended

November 30, 2001. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

   The Audit Committee has discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

   The Audit Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") with respect to any relationships between PwC and the Company that in PwC's professional judgment may reasonably be thought to bear on its independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, PwC is independent of the Company.

   Based on the reviews and discussions described above with respect to the Company's audited financial statements, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

   It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company's independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on
(i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company's independent auditors with respect to such financial statements.

   This report by the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, and shall not otherwise be deemed filed under said Acts.

                          AUDIT AND FINANCE COMMITTEE

                          Michael B. Rohlfs, Chairman
          Jeffrey A. Cole      Donald P. Jacobs      Charles Marshall

PricewaterhouseCoopers LLP Fees

  Audit Fees

   The rules of the Securities and Exchange Commission require the Company to disclose fees billed by its independent auditors for services rendered to the Company for its fiscal year ended November 30, 2001.

   The total fees and expenses for professional services rendered by PwC in connection with (i) the audit of the annual financial statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2001 and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 2001, May 31, 2001, and August 31, 2001, were $400,000, of which
$325,000 was billed during the fiscal year ended November 30, 2001.

  All Other Fees

   The aggregate fees for all other professional services rendered by PwC for the Company's most recently completed fiscal year were approximately $90,000. These fees included professional services principally related to income tax matters and required audits performed in connection with the Company's employee benefit plans.

   There were no fees billed during the fiscal year for Financial Information Systems Design and Implementation.

   The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

                             DIRECTOR COMPENSATION

   For 2001, each of the directors not employed by the Company or any of its subsidiaries ("Outside Directors") was paid a $20,000 annual retainer, plus $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Each committee chairman was paid $2,500 annually in addition.

   Each Outside Director also received a cash credit to his or her Deferred Director Stock Award ("DDSA") account equal to $20,000 in lieu of a DDSA award. This DDSA cash credit earns interest at a rate equal to the average rate of interest incurred by the Company for incremental short-term borrowings during the immediately preceding calendar quarter. The interest is credited to each account quarterly. These credited amounts become payable upon the director's death, disability or termination of Board service. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. No Director Stock Options or DDSAs were granted in 2001.

   Certain of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Company agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Company's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Company with respect to such Deferral Account. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

                        EXECUTIVE OFFICER COMPENSATION

   The following table shows the compensation for the past three fiscal years for each of the Company's five most highly compensated executive officers, including the Chief Executive Officer (the "Named Executive Officers").

                          Summary Compensation Table

                                                                         Long-Term Compensation
                                                                        ------------------------
                                       Annual Compensation                       Awards
                          --------------------------------------------- ------------------------
                                                                                      Securities
Name and                                                   Other Annual  Restricted   Underlying  All Other
Principal                                                    Compen-       Stock       Options/    Compen-
Position                  Year  Salary (1)     Bonus (2)    sation (3)   Awards(4)       SARs     sation (5)
--------                  ---- ------------- ------------- ------------ ------------- ---------- ------------
Elbert O. Hand,           2001      $737,917      $      0   $313,434        $      0        0   $      6,936
  Chairman and Chief      2000       711,667       409,585    475,133         209,400   80,000          6,297
  Executive Officer       1999       672,083       207,900          0         221,200   40,000          5,146

Homi B. Patel,            2001       578,333             0     34,603               0        0          5,905
  President and Chief     2000       557,500       332,447    121,423         177,700   70,000          5,293
  Operating Officer       1999       527,916       152,400          0         193,550   35,000          4,214

Glenn R. Morgan,          2001       259,250             0          0               0        0          4,335
  Executive Vice          2000       250,250       113,411          0          48,890   25,000          3,781
  President and Chief     1999       241,000        49,731          0          66,360   15,000          2,837
  Financial Officer

Taras R. Proczko,         2001       134,125             0          0               0        0          2,615
  Senior Vice President,  2000       128,542        19,492          0          13,550   15,500          2,122
 General Counsel and      1999       112,125         9,571          0          27,650    8,000          2,598
 Secretary

Linda J. Valentine        2001       133,950             0          0               0        0          3,388
  Vice President,         2000       129,513        19,492          0               0    6,500          2,540
  Compensation &          1999       125,575        16,621          0           4,148    5,000          2,173
  Benefits

--------
(1) Includes amounts paid and deferred.
(2) For fiscal 2001, the Company did not achieve its goals under the Management Incentive Plan ("MIP") and, accordingly, no bonuses were paid to the Named Executive Officers under the MIP.
(3) These amounts represent tax gross-up payments on deposits (and taxable earnings on those deposits) made by the Company into separate trusts for the benefit of each of Messrs. Hand and Patel. These trusts were established pursuant to certain supplemental retirement benefit compensation agreements which are intended to provide Messrs. Hand and Patel with non-qualified pension benefits based upon the benefits which could have been earned under the Company's pension plan but for limitations imposed by the Employee Retirement Income Security Act of 1974. See information under the caption "Pension Plan," beginning on page 9.
(4) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. No restricted stock awards were granted to the Named Executive Officers in fiscal 2001. The number and value of aggregate restricted stock holdings at the end of fiscal year 2001 were: Mr. Hand, 210,000 ($378,000); Mr. Patel, 170,000 ($306,000); Mr. Morgan, 59,500
    ($107,100); Mr. Proczko, 6,500 ($11,700); and Ms. Valentine, 1,750 ($3,150).
(5) These amounts represent the Company's contributions to the Hartmarx Savings-Investment and Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the plan in 2001 were: Mr. Hand, $3,060; Mr. Patel, $3,060; Mr. Morgan, $3,060; Mr. Proczko, $1,955;
    and Ms. Valentine, $2,729. The premiums for term life insurance in 2001 were: Mr. Hand, $3,876; Mr. Patel, $2,845; Mr. Morgan, $1,275; Mr. Proczko $660; and Ms. Valentine, $659.

Employment and Severance Agreements

   Effective November 27, 2000, the Company entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan, amending and restating existing agreements with each of them. With respect to Messrs. Hand and Patel, the employment agreements are for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001 and on each anniversary thereof, the term of the agreement is automatically extended by one year unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, in either case to the effect that the term of the agreement shall not be so extended. The agreement with Mr. Morgan provides for a 2-year employment term expiring December 31, 2002. The employment agreements provide that Messrs. Hand, Patel and Morgan will receive annual salaries at least equal to their respective annual salaries on the date the agreements were amended and restated (with increases to be determined by the Compensation and Stock Option Committee), except for across-the-board reductions similarly affecting all executives of the Company, and provide for participation in the Management Incentive Plan ("MIP"), described below, and in other fringe benefits, including any long-term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or termination of his employment agreement other than in accordance with its terms, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Company's stock option plans become immediately exercisable and fully vested, as the case may be.

   The amended and restated severance agreements are for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001 and on each anniversary thereof, the term of the agreement is automatically extended for a one year period, unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, in either case to the effect that the term of the agreement shall not be so extended. Pursuant to the severance agreements, the Company has agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of the executive's annual base salary as of the date the executive's employment is terminated and the executive's annual base salary in effect immediately prior to the change in control, plus three times the executive's target bonus opportunity under the MIP for such year. In addition, all stock options and restricted stock granted to such executive under the Company's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. Fringe benefits would continue to be provided for a period of 36 months. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Company shall pay to the executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by the executive shall be equal to the severance benefits to be paid to such executive.

   Mr. Proczko and Ms. Valentine have agreed to remain in the employ of the Company, subject to the Company's agreement to pay severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts to be paid, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal one and one-half times the executive's average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs if the executive is then under age 50, otherwise up to two times such average annual compensation; and each executive would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to him or her under the Company's stock option plans (whether or not then fully exercisable).

Stock Option Grants

   No stock options were granted to the Named Executive Officers during fiscal 2001. The following table provides information on the Named Executive Officers' value of unexercised options at November 30, 2001.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                              Number of
                                             Securities    Value ($) of
                                             Underlying     Unexercised
                                             Unexercised   In-the-Money
                           Shares            Options at     Options at
                          Acquired  Value   Nov. 30, 2001  Nov. 30, 2001
                             on      ($)    Exercisable/   Exercisable/
       Name               Exercise Realized Unexercisable  Unexercisable
       ----               -------- -------- -------------- -------------
       Elbert O. Hand....    0        0     267,759/25,000      0/0
       Homi B. Patel.....    0        0     174,576/23,333      0/0
       Glenn R. Morgan...    0        0       45,041/8,333      0/0
       Taras R. Proczko..    0        0           20,701/0      0/0
       Linda J. Valentine    0        0           11,890/0      0/0

Pension Plan

   The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Company and designated affiliates on an actuarial basis and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Company or a designated affiliate who participate in The Hartmarx Savings-Investment and Employee Stock Ownership Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65, and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime) paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Company (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

   The following table shows the estimated annual benefits payable upon retirement on December 31, 2001 at age 65 to participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Company has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations and such non-qualified pension benefits are included in the table. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 2001 were 30 for Mr. Hand, 21 for Mr. Patel, 20 for Mr. Morgan, 19 for Mr. Proczko and 18 for Ms. Valentine.

                                    Years of Credited Service
      -                 -------------------------------------------------
         Average
      Annual Earnings
      (Highest 5 Years
      of Last 10 years)   5      10      15      20      25    30 or more
      ----------------- ------ ------- ------- ------- ------- ----------
         $ 200,000..... 15,007  30,013  45,020  60,027  75,033   90,040
          250,000...... 19,173  38,347  57,520  76,693  95,867  115,040
          300,000...... 23,340  46,680  70,020  93,360 116,700  140,040
          350,000...... 27,507  55,013  82,520 110,027 137,533  165,040
          400,000...... 31,673  63,347  95,020 126,693 158,367  190,040
          450,000...... 35,840  71,680 107,520 143,360 179,200  215,040
          500,000...... 40,007  80,013 120,020 160,027 200,033  240,040
          550,000...... 44,173  88,347 132,520 176,693 220,867  265,040
          600,000...... 48,340  96,680 145,020 193,360 241,700  290,040
          650,000...... 52,507 105,013 157,520 210,027 262,533  315,040
          700,000...... 56,673 113,347 170,020 226,693 283,367  340,040
          800,000...... 65,007 130,013 195,020 260,027 325,033  390,040
          900,000...... 73,340 146,680 220,020 293,360 366,700  440,040
          1,000,000.... 81,673 163,347 245,020 326,693 408,367  490,040

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Executive Compensation Program

  Compensation Committee Approach

   The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

  . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Company.

  . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

  . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

   In determining the appropriate levels of executive compensation for fiscal 2001, the Compensation Committee took into account the Company's financial performance for the year. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

   The total compensation program consists of three components:

  Base Salary

   The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Hay Executive Compensation Report including information from 579 operating units of 398 industrial organizations (33% nondurable manufacturing, 31% durable manufacturing, 36% non-manufacturing) ranging in sales from less than $300 million to over $10 billion; and the American Apparel & Footwear Association Management Compensation Study based upon information from 27 manufacturing companies ranging in sales from less than $100 million to over $4 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

   Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Company and its operating units. Salary planning surveys utilized include those conducted by WorldatWork (formerly the American Compensation Association), Hewitt Associates, William M. Mercer and The Wyatt Company. If the financial performance of the Company results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at or close to the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

   In fiscal 2000, sales and earnings were not achieved in accordance with the business plan and an overall salary budget of 3.6% was administered for 2001. Actual salary increases averaged 3.4% throughout the Company. Average salary increases were awarded in January to Messrs. Patel, Morgan, Proczko and Ms. Valentine. The salary of the Chief Executive Officer is separately discussed below.

   The employment agreements with Messrs. Hand, Patel and Morgan provide for their respective annual salaries to be at least equal to their annual salaries for 2000, except for across-the-board reductions similarly affecting all executives of the Company. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Company's short-term and long-term incentive plans.

  Short-Term Incentives

   Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP") which is a plan qualified under Section 162(m) of the Internal Revenue Code. Incentive opportunities are determined in relation to competitive market data provided in the aforementioned national executive compensation surveys and are subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Company's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report and are also accountable for consolidated goals.

   For fiscal 2001, 33 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured on earnings before interest and taxes, sales and adjusted net asset goals and on consolidated pre-tax income. No bonuses were earned because the Company did not achieve positive income results.

  Long-Term Incentives

   Executives are eligible for awards of stock options and/or restricted stock under the Company's 1998 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. Selected senior executives may receive a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance-based vesting whereby increments of the award will vest when the stock price equals or exceeds a certain level for 30 consecutive calendar days. No stock options or restricted stock awards were granted in 2001 to the Named Executive Officers.

  Chief Executive Officer Compensation

   The Compensation Committee increased the salary of the Chief Executive Officer 3.5% to $740,000 on January 1, 2001. The determination of the Chief Executive Officer's salary was based upon the salary budget established for 2001. Mr. Hand's salary is within a competitive range when compared to other chief executive officers of organizations in the same sales volumes as reported in the national surveys analyzed.

   The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Company's Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for shareholder approval as and when required.

   It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Company. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                          Raymond F. Farley, Chairman
          Jeffrey A. Cole      Charles Marshall      Stuart L. Scott

                               PERFORMANCE GRAPH

Total Cumulative Shareholder Return for Five-Year Period Ending November 30,
2001

   The following graph compares the five year cumulative total shareholder return on the Company's common stock to the Standard & Poor's 500(R) Index and the New Peer Group. The information presented assumes $100 invested at the close of business November 30, 1996 in Hartmarx Corporation common stock and each of the indices, plus the reinvestment of any dividends.

   Since 1993 when the performance graph was first included in the Company's Proxy Statement, the Company used a peer group index ("Prior Peer Group") comprised of Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation, Oxford Industries, Inc., Russell Corporation and Spring Industries, Inc. However, with the passage of time since that Prior Peer Group index was established, and because Crystal Brands, Inc. has been excluded from Prior Peer Group returns for 1994 through 1998 due to the suspension of trading on its stock on September 30, 1994, following its filing for bankruptcy, the Company has determined that a New Peer Group would be designated. The New Peer Group, including Hartmarx Corporation, is comprised of: Ashworth Inc., Columbia Sportswear Co., Cutter & Buck Inc., Haggar Corporation, Kellwood Company, Marisa Christina, Incorporated, Oxford Industries, Inc., Perry Ellis International, Inc., Philips-Van Heusen Corporation, Russell Corporation, Salant Corporation, Sport-Haley, Inc., Tropical Sportswear Int'l Corp., and V.F. Corporation. The New Peer Group is an appropriate basis for comparison as these companies and the products currently marketed by them provide for a more meaningful comparison than the Prior Peer Group.

   In accordance with the Company's decision to change from the Prior Peer Group index to the New Peer Group index, for comparison purposes, the performance of both the New Peer Group and the Prior Peer Group indices appear on the graph below.

                                    [CHART]

     Total Return for Five-Year Period Ending November 30, 2001


         Hartmarx         Standard &         New Peer      Prior Peer
         Corporation      Poor's 500         Group         Group

1996     100.00             100.00            100.00        100.00

1997     154.76             128.51            135.62        119.91

1998     111.90             158.91            132.92         90.30

1999      72.62             192.12             89.25         79.39

2000      44.05             184.01             95.14         79.55

2001      34.29             161.53            120.49         83.08



                                        -

                       ITEM (2)--APPOINTMENT OF AUDITORS

   Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors of the accounts of the Company and its subsidiaries for the 2002 fiscal year. PricewaterhouseCoopers LLP has been regularly engaged in this capacity by the Company for more than 80 years. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Company considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares represented at the meeting, the Board would reconsider the appointment.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                  IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                     ITEM (3)--FIRST STOCKHOLDER PROPOSAL

   John R. Meinert, 634 North Ironwood Drive, Arlington Heights, IL 60004, representing to be the beneficial owner of 94,953 shares of the Company's common stock, has given notice that he intends to present the following proposal for consideration at the Annual Meeting. The directors disclaim any responsibility for the contents of the proposal or the statement in support, both of which are presented as received from Mr. Meinert.

   "Resolved: That the stockholders of Hartmarx Corporation hereby request that its Board of Directors immediately take all steps necessary to redeem, repeal or terminate all the Rights distributed under its Stockholder Rights Plan (the 'Poison Pill')."

   The following statement was submitted by Mr. Meinert in support of the resolution:

   "The previous Poison Pill's expiration was January 31, 1996, and a majority of the shares voting at three Annual Meetings - 80% the third time in 1993 - requested redemption or submitting the Plan to a binding stockholder vote, but the Board took neither action. While not opposing the 1993 proposal, agreements with lenders signed after its submission required their consent; such request was promised in that proxy statement. However, instead of redemption or eliminating the Poison Pill upon expiration, the Board approved a new Poison Pill with less constraints on amendment powers, redeemable at one cent per Right (29 million would be only $290,000) for 10 more years until January 31, 2006, without Stockholder approval, which would have been denied.

   A substantial majority of anti-Poison Pill proposals are winning year after year despite Board opposition. I retired as Hartmarx Chairman in 1990, and now the Company, the times and financial situation are far different than when I signed agreements to distribute Rights. This Poison Pill is no longer necessary and is unattractive to existing stockholders and potential investors. Market value of the very substantial shares owned by directors, executives, employees and their benefit plans would be enhanced by removing obstacles to accumulating shares; studies support this, and this advantage is far more important than using the Poison Pill, designed to discourage or thwart unwanted offers, to "protect" Stockholders from losing control of the Company at prices the Board deems too low.

   The Board's very important responsibilities would continue regarding all offers -- evaluating proposals, informing Stockholders of its negotiating efforts, recommending acceptance or rejection, and using its power to add directors and influence Stockholder approval by tailoring the best offer.

Stockholders, well protected under Delaware laws, must have the right to decide on what they consider a "Fair Price" and meanwhile, purchases of Hartmarx shares should not be blocked by the Poison Pill, which the Board does not need to perform its duties.

   The Board has good reason to permit Bakhsh/Traco shareholdings higher than the (15%) Poison Pill, while demonstrating its powers to dictate how much a stockholder can buy, accumulate, own or offer to buy, and to select directors. The Board would still be able to negotiate arrangements but without any Poison Pill diminishing Stockholder rights without Stockholder approval.

   To enhance the value of the Company for its stockholders, it is important that you mark your proxy FOR this resolution."

Company Statement

   The Board of Directors has considered this advisory proposal and recommends a vote against this proposal. Your Board's fiduciary duty to stockholders is to evaluate any bona fide acquisition offer presented to the Board, and to determine whether any offer would deliver full value to all stockholders. The Company's Stockholder Rights Agreement provides the means for your Board to fulfill this duty.

   Over 2,000 stockholder rights plans have been adopted by the boards of directors of public companies that agree with your Board that rights plans are effective tools to protect the best interests of all stockholders. In fact, strong empirical evidence suggests that acquisition premiums for takeover target companies with rights plans are, on average, higher than premiums paid to companies without rights plans.
   The Company's Stockholder Rights Agreement provides major benefits to stockholders and enables your Board, as your elected representatives, to protect the interests of the Company's stockholders in the event of an acquisition offer. The Rights Agreement strengthens your Board's bargaining position with a prospective bidder and gives the Board a greater period of time to evaluate, among other things, the bona fides of an acquisition offer.

   In addition, under the terms of the Company's Credit Agreement, neither the Company nor any of its subsidiaries is permitted to directly or indirectly, declare, order, pay, make or set apart any sum for any "Restricted Junior Payment", which includes the redemption of the Rights under the Rights Agreement. The redemption of the Rights without the requisite amendment and lender consent would be a default under the Credit Agreement and could result in the immediate acceleration of all amounts due under the Credit Agreement. The Company can give no assurances that the lenders will agree to any amendment to the Credit Agreement allowing such a redemption.

   The Board of Directors will continue to evaluate the merits and costs associated with the Rights Agreement and redemption of the Rights, will continue to consider the advice of experienced legal and financial advisors regarding the takeover climate and the Company's financial condition, and will take such actions as the Board determines to be in the best interests of stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL

                     ITEM (4)--SECOND STOCKHOLDER PROPOSAL

   Cy Peiser, 5415 North Sheridan Road, Chicago, IL 60640, consultant with the Executive Corps of Chicago and representing to be the beneficial owner of 11,221 shares of the Company's common stock, has given notice that he intends to present the following proposal for consideration at the Annual Meeting. The directors disclaim any responsibility for the contents of the proposal or the statement in support, both of which are presented as received from Mr. Peiser.

   "Resolved: That the stockholders of Hartmarx Corporation hereby request its Board of Directors to take all the necessary steps to amend immediately the Company's Restated Certificate of Incorporation, By-Laws and related governing instruments in order to provide for cumulative voting in the election of directors, so that each stockholder shall have as many votes as are equal to the number of shares owned, multiplied by the number of directors to be elected, and may cast all of such votes for one or more candidates."

   The following statement was submitted by Mr. Peiser in support of the resolution:

   "Many corporations have adopted cumulative voting, and many states have made it mandatory. California law requires that all shares held by state pension and state college funds be voted in favor of cumulative voting proposals. The National Bank Act provides for cumulative voting for bank company boards.

   In addition to this recognition of its importance, cumulative voting increases the possibility of electing directors with diverse viewpoints more likely to broaden the perspectives of the Board, particularly those independent of the management. It will help to achieve the objective of the Board representing all the shareholders, which includes providing a voice for minority holdings, while not interfering with corporate governance by the voting majority of the Board. Only cumulative voting gives proportionate weight to votes by such stockholders whose holdings are sufficiently significant to elect some but not all the directors.

   It is worth noting that previous proxy statements had stated that two of the directors were elected "pursuant to the provisions of a Stockholder's Agreement entered into by the Corporation and Traco International, N.V. in conjunction with Traco's December 31,1992 acquisition of 5,714,286 shares of the Corporation's Common Stock at $5.25 per share" and that such shares controlled by Mr. Bakhsh are an exception to the 15% poison pill limit. With good reason, the Board accordingly provided for these two directors, now comprising 20% of the Board, to match his holdings. This is exactly what cumulative voting accomplishes for any holdings, and to be fair, for example, 10% of the shareholdings also should be permitted to elect one director by cumulative voting.

   It is important that you mark your proxy FOR this resolution as it most certainly is beneficial to stockholders."

Company Statement

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   The Board of Directors has considered this advisory proposal and recommends a vote against this proposal. The Company's current system for election of directors, like that of the overwhelming majority of publicly-traded corporations, allows all stockholders to vote on the basis of their share ownership. To serve on the Board of Directors, each director must have been elected by the holders of a plurality of the Company's outstanding shares of common stock. The Board of Directors believes this method is the fairest and is most likely to produce a board of directors that will effectively represent the interests of all of the Company's stockholders.

   In the opinion of the Board of Directors, cumulative voting would allow a relatively small group of stockholders to elect a director who would not have the support of the holders of most of the outstanding shares of common stock. Cumulative voting introduces the possibility of a director being committed to serve the special interests of the small fraction of stockholders responsible for the director's election rather than the best interests of the stockholders as a whole.

   Further, each director has a fiduciary duty to represent all of the Company's stockholders and to advance the best interests of the Company. By permitting a relatively small group of stockholders to pool their votes and elect a director, cumulative voting could, in the opinion of the Board of Directors, produce a conflict between a director's duty to represent all the stockholders and a director's allegiance to his or her narrow constituency. The resulting inability of one or more directors to exercise independent judgment can cause a board of directors to become partisan and disrupt the ability of the members of a board to work effectively. The Board of Directors believes that the directors should work toward the common goal of advancing the best interests of the Company and not be divided by competing special interest groups.

   Finally, Section 214 of the General Corporation Law of the State of Delaware states that a certificate of incorporation may provide for cumulative voting. Therefore, in order to effect cumulative voting, stockholders of the Company must vote to amend the Company's Restated Certificate of Incorporation. No such proposal has been placed before the stockholders, but if it were, it would require the favorable vote of the holders of shares representing at least a majority of the issued and outstanding common stock.

   In summary, the Board of Directors believes the Company's current method of electing directors is the fairest and most efficient way to ensure that each director serves the interests of the Company and all its stockholders rather than the interests of special groups. Accordingly, the Board of Directors recommends a vote AGAINST the proposal.

                 Security Ownership of Directors and Officers

                                                                        Shares
                                                                      Subject to
                                                                      Acquisition
                             Beneficial         DDSA       Other       Within 60  Percentage
Name                         Ownership          Units    Ownership       Days      of Class
----                        -------------    ----------- ---------    ----------- -----------
Samaual A.T. Bakhsh........        21,171(1)       6,870        --        21,171            *
Jeffrey A. Cole............        39,788(1)       7,796        --        27,988            *
Raymond F. Farley..........        50,656(1)       8,351        --        47,823            *
Elbert O. Hand.............       637,740(2)          --       300(3)    502,759        1.94%
Donald P. Jacobs...........        64,395(1)       8,351     3,000(4)     49,185            *
Charles Marshall...........        79,959(1)       8,351        --        17,254            *
Homi B. Patel..............       585,903(2)          --        --       372,909        1.79%
Michael B. Rohlfs..........        21,461(1)       6,870        --        21,461            *
Stuart L. Scott............        67,320(1)       7,320        --        52,320            *
Glenn R. Morgan............       178,521(2)          --       465(5)    112,874            *
Taras R. Proczko...........        34,711(2)          --        --        27,201            *
Linda J. Valentine.........        24,142(2)          --        --        13,640            *
All Directors and Executive
  Officers as a Group
  (14 persons).............     2,019,769(6)      53,909     6,090     1,442,702        5.96%

--------
*  Less than 1%.
(1) Includes all shares actually or potentially subject to acquisition through the exercise of vested Director Stock Options ("DSOs") within 60 days and also includes Director Deferred Stock

   Awards ("DDSAs"). DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.
(2) Includes all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $10 for 30 consecutive calendar days. All options are granted at the market price on the date of grant (but not less than $2.50 per share) and are not discounted. Also includes shares of restricted stock which vest when the closing stock price exceeds $9 or $11.50, respectively, for 30 consecutive calendar days, and includes shares of restricted stock which vest when the closing stock price equals or exceeds $4.25, $7.52, $9 and $12.50, respectively, for 30 consecutive calendar days.
(3) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.
(4) Shares held by Mr. Jacobs' wife.
(5) Shares held as custodian for minor child under the Uniform Gift to Minors
    Act.
(6) The beneficial ownership of all directors and executive officers as a group includes 1,442,702 shares (4.26%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards or the settlement of DDSAs.

            Section 16(a) Beneficial Ownership Reporting Compliance

   The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its directors, executive officers and beneficial owners of more than 10% of the Common Stock. Based solely on our records of reports filed and written representations from these individuals, the Company believes that all Section 16(a) filing requirements were met during fiscal 2001.

                           OWNERSHIP OF COMMON STOCK

   Beneficial owners of more than five percent of the Common Stock, as shown by information received by the Company, are listed below*:

                                                     Amount and Nature of Beneficial Ownership
                                          ------------------------------------------------------------
                                             Voting Power          Investment Power
Name and Address of                       ------------------ -----------------------------   Percent
                                                                                               of
Beneficial Ownership                        Sole      Shared      Sole          Shared        Class
--------------------                      --------- -------- --------------- ------------- -----------
Abdullah Taha Bakhsh
 c/o Traco
 P.O. Box 459
 Jeddah, Saudi Arabia.................... 5,548,076       0        5,548,076             0       17.10(1)

Dimensional Fund Advisors, Inc.
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401.......... 2,783,000       0        2,783,000             0        8.58(2)

Franklin Resources, Inc.
 One Franklin Parkway
 San Mateo, California 94404............. 2,166,900       0        2,166,900             0        6.68(3)

BNY Midwest Trust Company, Trustee
 209 W. Jackson Blvd.
 Chicago, Illinois 60606
                   and

Vanguard Fiduciary Trust Company, Trustee
 1000 Vanguard Boulevard
 Malvern, Pennsylvania 19355
 under the Company's Savings-Investment
 and Employee Stock Ownership Plan.......        --      --               --            --         -- (4)

The Northern Trust Company, Trustee
 of the Company's Retirement
 Income Plan
 50 South LaSalle Street
 Chicago, Illinois 60675.................        --      --               --            --         -- (5)

--------
* On February 14, 2002, the Company had outstanding 32,448,663 shares of Common Stock eligible to vote.
(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"), except for 385,466 shares which are held of record by Traco International, N.V. ("Traco"). Both corporations are controlled by Mr. Bakhsh. Emerson has represented to the Company that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's shares.
(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to be the beneficial owner of 2,783,000 shares as of December 31, 2001, all of which shares are held in various investment companies registered under the Investment Company Act of 1940, trusts and accounts. Dimensional serves as investment advisor or manager for such investment companies, trusts and accounts and has disclaimed beneficial ownership of all such shares.
(3) Franklin Resources, Inc. ("Franklin"), a global investment management company which manages mutual funds and other investment vehicles for individuals, institutions, pension plans, trusts and other clients, is deemed to be the beneficial owner of 2,166,900 shares, all of which shares are held in various investment companies registered under the Investment Company Act of 1940, trusts and accounts. Franklin has disclaimed beneficial ownership of all such shares.

(4) Under the Hartmarx Savings-Investment and Employee Stock Ownership Plan (the "Plan"), Vanguard Fiduciary Trust Company is the Trustee of all shares held in participants' SIP accounts, while BNY Midwest Trust Company is the Trustee of all shares held in participants' ESOP accounts. At December 31, 2001, the Trustee held 1,471,123 shares (4.53%) for the SIP accounts and 964,356 shares (2.97%) for the ESOP accounts. The Trustees vote all shares held by the respective Plan Trusts proportionally as directed by participants' instructions.
(5) The Northern Trust Company acts as Trustee of The Hartmarx Retirement Income Plan ("RIP"), a defined benefit pension plan. At December 31, 2001, the Trustee held 4,337,399 shares (13.37%) for RIP. The Trustee votes all shares held by the plan as directed by the Company.

                         PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

   The Company's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Company no earlier than November 15 and no later than December 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder, and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

   Under applicable rules of the Securities and Exchange Commission, any proposal which a security holder intends to call upon the Company to include in its 2003 Proxy Statement must be received at the principal office of the Company no later than October 31, 2002.

   The Company's By-Laws require that written notice of proposals to be presented at the 2003 Annual Meeting, but that are not intended for inclusion in the 2003 Proxy Statement, be delivered to the Secretary of the Company at its principal executive offices no earlier than November 15 and no later than December 15 immediately preceding the meeting. Such notice to the Company must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any other information which is required to be furnished by the stockholder pursuant to applicable laws and regulations. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

   The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors
                                          /s/ TARAS R. PROCZKO
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
February 26, 2002

[LOGO] HARTMARX
       CONSUMER APPAREL PRODUCTS

      PROXY Solicited by the Board of Directors of HARTMARX CORPORATION

         Elbert O. Hand, Homi B. Patel, Taras R. Proczko, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 11, 2002, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

         THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SET FORTH IN ITEM (1) AND LISTED ON THE REVERSE SIDE, FOR THE PROPOSAL SET FORTH IN ITEM (2), AGAINST THE ADVISORY STOCKHOLDER PROPOSAL REGARDING THE RIGHTS AGREEMENT SET FORTH IN ITEM (3), AGAINST THE ADVISORY STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING SET FORTH IN ITEM (4), AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued, and to be signed, on other side)
                --------------------------------------------

--------------------------------------------------------------------------------


(1) ELECTION OF DIRECTORS (Item (1) of Proxy Statement).


           |_| FOR all nominees listed hereon (except as marked to the contrary below):

           Samaual A.T. Bakhsh       Elbert O. Hand           Homi B. Patel
           Jeffrey A. Cole           Donald P. Jacobs         Michael B. Rohlfs
           Raymond F. Farley         Charles Marshall         Stuart L. Scott


     To withhold authority to vote for any individual nominees write names in the space below.

           ---------------------------------------------------------------------

           |_| WITHHOLD AUTHORITY to vote for all nominees listed above.


(2)TO RATIFY the appointment of independent auditors (Item (2) of Proxy Statement).
                                                      ---------------------------

           |_|    FOR                |_|    AGAINST         |_|    ABSTAIN

(3)First Stockholder Proposal: re Rights Agreement (Item (3) of Proxy Statement).
                                                     ---------------------------

           |_|    FOR                |_|    AGAINST         |_|    ABSTAIN


(4)Second Stockholder Proposal: re Cumulative Voting (Item (4) of Proxy Statement).
                                                      ---------------------------

           |_|    FOR                |_|    AGAINST         |_|    ABSTAIN

(5)TO TRANSACT such other business as may properly come before the meeting.



Dated this ____ day of ________________, 2002


______________________________ (Seal)    ________________________________ (Seal)
(Signature of Stockholder)                            (Signature of Stockholder)
--------------------------                            --------------------------


Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.